Exhibit 10.1

CLASS C NON-INCENTIVE UNIT PURCHASE AGREEMENT
This Class C Non-incentive Unit Purchase Agreement, dated as of July 25, 2016 (this "Agreement"), is entered into by and between SmileDirectClub, LLC, a Tennessee limited liability company (the "Company"), and Align Technology, Inc., a Delaware corporation (the "Investor").  Capitalized terms used in this Agreement and not defined shall have the meanings for such terms as set forth in the Operating Agreement.
RECITALS
A. On the terms and subject to the conditions set forth herein, the Company is willing to issue and sell to the Investor, and the Investor is willing to purchase from the Company, that certain number of a new class of Non-incentive Units in the Company for the aggregate purchase price of $46,745,035.38 million in cash.
AGREEMENT
NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:
1. Authorization. The Company will, prior to the Closing (as defined below), authorize the sale and issuance of 18,557 of the Company's Units designated as "Class C Units" (the "Class C Units"), having the rights, privileges, preferences and restrictions set forth in the amended and restated operating agreement of the Company, in substantially the form attached hereto as Exhibit A (the "Operating Agreement").
2. Sale and Issuance of Units. Subject to the terms and conditions of this Agreement, the Investor agrees to purchase, and the Company agrees to sell and issue to the Investor, the number of Class C Units set forth in the column designated "Number of Class C Units" opposite the Investor's name on the Schedule of Investors as attached hereto as Schedule I, at a cash purchase price of $2,518.99743 per Unit (the "Purchase Price").
3. Closing. The purchase, sale and issuance of the Class C Units shall take place at the closing (the "Closing"). The Closing shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road, Palo Alto, California 94304, at 10:00 a.m. local time on July 25, 2016, or such other date as the Company and the Investor shall agree (the "Closing Date").
4. Delivery. At the Closing, the Company will deliver to the Investor a certificate registered in the Investor's name representing the number of Class C Units that the Investor is purchasing against payment of the Purchase Price, by wire transfer in accordance with the Company's instructions.
5. Representations and Warranties of the Company.  Except as set forth on the Disclosure Schedule, attached as Schedule II, delivered to the Investor at the Closing (the "Disclosure Schedule"), the Company represents and warrants to the Investor that:
(a) Organization, Good Standing and Qualification.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Tennessee.  The Company has the requisite power and authority to own and operate its properties and assets, to carry on its business as presently conducted or proposed to be conducted, to execute and deliver this Agreement, to issue the Class C Units and to perform its obligations pursuant to this Agreement and its Operating Agreement.  The Company is presently qualified to do business as a foreign company in each jurisdiction where the failure to be so qualified could reasonably be expected to have a material adverse effect on the Company's financial condition or business as now conducted or proposed to be conducted (a "Material Adverse Effect").

(b) Subsidiaries.  Each of the Company's subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  None of the Company's subsidiaries owns or leases property or engages in any activity in any jurisdiction that might require its qualification to do business as a foreign company in such jurisdiction and in which the failure to qualify as such would have a Material Adverse Effect.
(c) Capitalization.
(i)   Immediately prior to the Closing, the issued and outstanding Units of the Company will consist of 51,746 Class A Units and 7,500 Class B Units (collectively, the "Incentive Units"), and 40,000 Non-incentive Units (the "Non-incentive Units"). The Incentive Units and the Non-incentive Units shall have the rights, preferences, privileges and restrictions set forth in the Operating Agreement.
(ii)   The outstanding Units immediately prior to the Closing have been duly authorized and validly issued in compliance with applicable laws.
(iii)   The Company has reserved:
1)   40 Non-incentive Units (as may be adjusted in accordance with the provisions of the Operating Agreement) for issuance upon exercise of the warrant to be issued to Gin Lane Media pursuant to that certain Master Services Agreement between the Company and Gin Lane Media dated as of April 1, 2016;
2)   549 Non-incentive Units (as may be adjusted in accordance with the provisions of the Operating Agreement) for issuance upon exercise of the warrant to be issued to Derris & Company, LLC pursuant to that certain Service Contract between the Company and Derris & Company, LLC dated as of March 7, 2016;
3)   10,000 additional Class B Incentive Units are authorized for issuance in consideration for services to or for the benefit of the Company pursuant to the Operating Agreement.
(iv) T  he outstanding Incentive Units and Non-incentive Units are owned by the Members and are in the numbers specified in Exhibit B.
(v)   The Company has not issued any option to purchase its Units.
(d) Authorization.  All action on the part of the Company and its directors, officers and members necessary for the authorization, execution and delivery of this Agreement by the Company, the authorization, sale, issuance and delivery of the Class C Units, and the performance of all of the Company's obligations under this Agreement has been taken or will be taken prior to the Closing.  This Agreement, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except (i) as limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors, (ii) as limited by rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity, and (iii) to the extent the indemnification provisions contained in this Agreement may further be limited by applicable laws and principles of public policy.

(e) Financial Statements.  The Company has delivered to the Investor its unaudited balance sheet and statement of operations for the period ended December 31, 2015 and its unaudited balance sheet and statement of operations for the period ended June 30, 2016 (the "Financial Statements").  The Financial Statements are correct in all material respects and present fairly the financial condition and operating results of the Company as of the date(s) and during the period(s) indicated therein.  The unaudited Financial Statements do not contain additional financial statements and footnotes required under GAAP, and are subject to normal year-end adjustments.
(f) Changes.  Since June 30, 2016 there has not been:
(i)   any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business, that has had a Material Adverse Effect;
(ii)   any damage, destruction or loss, whether or not covered by insurance, that has had a Material Adverse Effect;
(iii)   any waiver by the Company of a valuable right or of a material debt owed to it;
(iv)   any change or amendment to an agreement by which the Company or any of its assets or properties is bound or subject that has had a Material Adverse Effect;
(v)   any loans made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;
(vi)   any resignation or termination of any executive officer or key employee of the Company, and the Company is not aware of any impending resignation or termination of employment of any such officer or key employee;
(vii)   any material change in any compensation arrangement or agreement with any employee, director or member;
(viii)   any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;
(ix)   any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the business, properties, prospects or financial condition of the Company;
(x)   any declaration, setting aside or payment or other distribution in respect of any of the Company's Units, or any direct or indirect redemption, purchase or other acquisition of any of such Units by the Company;
(xi)   any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;
(xii)   any other event or condition of any character that has had a Material Adverse Effect; or

(xiii)   any agreement or commitment by the Company to do any of the things described in this Section 5(f).
(g) Material Contracts.  Except for the agreements explicitly contemplated hereby, there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or, to its knowledge, by which it is bound that may involve (i) obligations of, or payments to, the Company in excess of $50,000 (other than obligations of, or payments to, the Company arising from purchase or sale agreements entered into in the ordinary course of business), (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company other than the In-Licenses and Out-Licenses (as defined in Section 5(h)(i)) or (iii) the grant of rights to manufacture, produce, assemble, license, market or sell the Company's products that limit the Company's exclusive right to develop, manufacture, assemble, distribute, market or sell its products.
(h) Intellectual Property.
(i)   Intellectual Property Rights.  Neither the operations of the Company as currently conducted or as currently contemplated to be conducted nor any product or service of the Company infringes or violates any patent, copyright, trademark, trade secret or other intellectual property rights ("Intellectual Property Rights") of any third party.  The Disclosure Schedule contains a complete list of all patents, registered trademarks, registered copyrights and domain names, and any pending applications for any of the foregoing, owned by the Company or filed in the name of the Company or any of its employees.  Except pursuant to a written confidentiality agreement, the Company has not disclosed or made available any material Company confidential information or trade secrets to any other person or entity.  Except for end-user licenses to standard commercially available software  (the foregoing, "In-Licenses"), the Company is not a party to, or bound by, any contract, agreement or license with respect to the Intellectual Property Rights, software or other technology (collectively, "Intellectual Property") of a third party.  Except for standard non-exclusive end-user licenses granted by the Company with respect to the licensing or sale of Company products or services, the Company has not granted any third party any rights, options or licenses with respect to any Intellectual Property that is or was owned by the Company (the foregoing, "Out-Licenses").  The Company has not received any communication alleging, or that would put the Company on notice, that the Company is or may be infringing or violating or, by conducting its business as currently conducted, would infringe or violate any of the Intellectual Property Rights of any other person or entity, nor is the Company aware of any basis therefor.  Except as required under an In-License, the Company is not obligated to make any material payments by way of royalties, fees or otherwise with respect to the Intellectual Property of any other person or entity.  There are no agreements, understandings, instruments, contracts, judgments, orders or decrees to which the Company is a party or by which it is bound which involve indemnification by the Company with respect to infringement of Intellectual Property Rights.
(ii)   Proprietary Information and Invention Assignment.  Except as set forth on the Disclosure Schedule, each person that was or is an officer or employee of the Company has executed a confidential information and invention assignment agreement substantially in the form(s) delivered to the Investor.  No such officer or employee has excluded works or inventions made prior to his or her employment with the Company from his or her assignment of inventions pursuant to such employee's confidential information and invention assignment agreement.  Each current and former consultant to the Company has entered into an agreement containing appropriate confidentiality and invention assignment provisions substantially in the form(s) delivered to the Investor.  To the knowledge of the Company, (i) no person that is or was an officer, employee or consultant of the Company is in violation of any confidential information and invention assignment agreement with the Company and (ii) no current officer, employee or consultant of the Company is in violation of any prior employee contract or proprietary information agreement with any other company or third party.

(i)    Privacy.  The Company's use and dissemination of any personally-identifiable information concerning individuals is in compliance in all material respects with all laws, and contractual obligations applicable to the Company or to which the Company is bound, including the Health Insurance and Portability and Accountability Act of 1996 (42 U.S.C. 1320d et seq.)("HIPAA"), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. 1791 et seq.)("HITECH"), and the regulations promulgated pursuant to such laws, and all similar state laws.  The Company maintains policies and procedures regarding data security and privacy and maintains administrative, technical, and physical safeguard that are commercially reasonable and, in any event in compliance in all material respects with applicable laws and contractual obligations applicable to the Company or to which the Company is bound.  To the knowledge of the Company there have been no security breaches relating to, or in violations of, any security policy regarding, or any unauthorized access of, any data or information used by the Company.  The transaction contemplated by this Agreement will not, as of the Closing, violate in any material respect any privacy policy, terms of use, applicable law or contractual obligations of the Company relating to the use, dissemination, or transfer of any data or information.
(j)     Compliance with Laws. The Company is not, and has not been, in conflict with, or in default or violation of, any applicable law the violation of which would have a Material Adverse Effect.  There is not, and has not been since the Company's formation, any judgment, injunction, order or decree, disciplinary action (including fines), or Governmental Entity audit against the Company or otherwise binding upon the Company.  The Company is not a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with or imposed by any government entity.  Neither the Company, nor, to the knowledge of the Company, any officer, employee or agent of the Company, has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law.  The Company has made available to Investor copies of any and all documents received by governmental entities that identify lack of compliance with applicable laws.
(k)     Compliance with Healthcare Laws. The Company and, to the Company's knowledge, its officers, employees or agents (while acting in such capacity) are, and at all times have been, in material compliance with healthcare laws applicable to the Company, including the federal Anti-Kickback Statute (42 U.S.C. 1320a-7b(b)), the civil False Claims Act (31 U.S.C. 3729 et seq.), the criminal False Claims Law (42 U.S.C. 1320a-7b(a)), the federal Physician Payment Sunshine Act (42 U.S.C. 1320a-7h), the Civil Monetary Penalties Law (42 U.S.C. 1320a-7a), all criminal laws relating to healthcare fraud and abuse, including 18 U.S.C. Sections 286 and 287, the healthcare fraud criminal provisions under HIPAA and HITECH, the exclusion laws (42 U.S.C. 1320a-7), the Federal Food, Drug, and Cosmetic Act, the Public Health Services Act, Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), and the regulations promulgated pursuant to such laws (collectively, "Healthcare Laws"), and, to the Company's knowledge, have not engaged in activities which are, as applicable, prohibited or cause for false claims liability, civil penalties, or mandatory or permissive exclusion from Medicare, Medicaid or any other state or federal health care program.
(l)     Title to Properties and Assets; Liens.  The Company has good and marketable title to its properties and assets, and has good title to all its leasehold interests, in each case subject to no material mortgage, pledge, lien, lease, encumbrance or charge, other than (i) liens for current taxes not yet due and payable, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not past due, (iii) liens in respect of pledges or deposits under workers' compensation laws or similar legislation, and (iv) liens, encumbrances and defects in title which do not in any case materially detract from the value of the property subject thereto or have a Material Adverse Effect, and which have not arisen otherwise than in the ordinary course of business.  With respect to the property and assets it leases, the Company is in compliance with such leases in all material respects and holds a valid leasehold interest free of any liens, claims or encumbrances, subject to clauses (i)-(iv) above.  All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used.

(m)     Compliance with Other Instruments.  The Company is not in violation of any material term of its Operating Agreement, as amended to date, or, to the Company's knowledge, in any material respect of any term or provision of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment, order or decree to which it is party or by which it is bound which would have a Material Adverse Effect.  The Company is not in violation of any federal or state statute, rule or regulation applicable to the Company the violation of which would have a Material Adverse Effect.  The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations pursuant to this Agreement, and the issuance of the Class C Units, will not result in any material violation of, or materially conflict with, or constitute a material default under, the Company's Operating Agreement, as amended to date, or any of its agreements, nor, to the Company's knowledge, result in the creation of any material mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.
(n)     Litigation.  There are no actions, suits, proceedings or investigations pending against the Company or its properties (nor has the Company received notice of any threat thereof) before any court or governmental agency.  The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.  There is no action, suit or proceeding initiated by the Company currently pending or which the Company currently intends to initiate.
(o)     Governmental Consent.  No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Class C Units, or the consummation of any other transaction contemplated by this Agreement, except (i) the filing of such notices as may be required under the Securities Act of 1933, as amended (the "Securities Act") and (ii) such filings as may be required under applicable state securities laws, which will be timely filed within the applicable periods therefor.
(p)     Permits.  The Company has and holds all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would have a Material Adverse Effect, and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as presently planned to be conducted.  The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.  No suspension, cancellation, or limitation of any Company permits is pending or, to the knowledge of the Company, threatened.
(q)     Offering.  Subject to the accuracy of the Investor's representations and warranties in Section 6, the offer, sale and issuance of the Class C Units to be issued in conformity with the terms of this Agreement, constitute transactions exempt from the registration requirements of Section 5 of the Securities Act and from the registration or qualification requirements of applicable state securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.
(r)     No "Bad Actor" Disqualification.  The Company has exercised reasonable care, in accordance with SEC rules and guidance, to determine whether any Covered Person (as defined below) is subject to any of the "bad actor" disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act ("Disqualification Events").  To the Company's knowledge, no Covered Person is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act, which is listed in the Disclosure Schedule.  The Company has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act.  "Covered Persons" are those persons specified in Rule 506(d)(1) under the Securities Act, including the Company; any predecessor or affiliate of the Company; any director, executive officer, other officer participating in the offering, general partner or managing member of the Company; any beneficial owner of 20% or more of the Company's outstanding voting equity securities, calculated on the basis of voting power; any promoter (as defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of the issuance of the Class C Units; and any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the issuance of the Class C Units (a "Solicitor"), any general partner or managing member of any Solicitor, and any director, executive officer or other officer participating in the offering of any Solicitor or general partner or managing member of any Solicitor.

(s)     Registration and Voting Rights.  The Company is presently not under any obligation and has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may hereafter be issued.  To the Company's knowledge, no member of the Company has entered into any agreements with respect to the voting of the securities of the Company.
(t)     Brokers or Finders.  The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any of the transactions contemplated hereby.
(u)     Tax Returns and Payments.  The Company has timely filed all tax returns required to be filed by it with appropriate federal, state and local governmental agencies, except where the failure to do so would not have a Material Adverse Effect.  These returns and reports are true and correct in all material respects.  All taxes shown to be due and payable on such returns, any assessments imposed, and, to the Company's knowledge, all other taxes due and payable by the Company on or before the Closing have been paid or will be paid prior to the time they become delinquent.  The Company has not been advised in writing (i) that any of its returns have been or are being audited as of the date hereof, or (ii) of any deficiency in assessment or proposed judgment with respect to its federal, state or local taxes.
(v)     Labor Agreements and Actions.  The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and, to the Company's knowledge, no labor union has requested or has sought to represent any of the employees, representatives or agents of the Company.  There is no strike or other labor dispute involving the Company pending or, to the Company's knowledge, threatened which could have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees.  The employment of each officer and employee of the Company is terminable at the will of the Company.  The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment.  No employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company.  The Company is not aware that any officer, key employee or group of employees intends to terminate his, her or their employment with the Company, nor does the Company have a present intention to terminate the employment of any officer, key employee or group of employees.
(w)     Employee Benefit Plans.  The Company is in substantial compliance with its "employee benefit plans" as defined in the Employee Retirement Income Security Act of 1974, as amended.

(x)     Obligations to Related Parties.  No employee, officer, director or, to the Company's knowledge, member of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company and (iii) for other standard employee benefits made generally available to all employees (including equity purchase agreements outstanding under any equity incentive plan approved by the Company's board of directors (the "Board")).  To the Company's knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except in connection with the ownership of stock in publicly-traded companies.  To the Company's knowledge, no employee, officer, director or member, nor any member of their immediate families, is, directly or indirectly, interested in any material contract with the Company (other than such contracts as relate to any such person's ownership of Units or other securities of the Company).
(y)     Insurance.  The Company has in full force and effect fire and casualty insurance policies sufficient in amount, subject to reasonable deductibles, to allow it to replace any of its properties that might be damaged or destroyed.
(z)     Environmental and Safety Laws.  To its knowledge, the Company is not in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law, or regulation.
(aa)     Section 83(b) Elections.  To the Company's knowledge, all individuals who are subject to tax laws of the United States of America and have purchased Units of the Company under agreements that provide for the vesting of such Units have timely filed elections under Section 83(b) of the Internal Revenue Code and any analogous provisions of applicable state tax laws.
(bb)     Disclosure.  The Company has provided to the Investor all the information regarding the Company that the Investor has requested for deciding whether to purchase the Class C Units.  To the Company's knowledge, neither the Transaction Documents nor any other documents or certificates delivered in connection herewith, including but not limited to the Company's business plan provided to the Investor, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.  The Company does not represent or warrant that it will achieve any financial projections provided to the Investor and represents only that such projections were prepared in good faith.
(cc)     Company Documents.  The Operating Agreement of the Company is in the form provided to counsel for the Investor.  The copy of the minute books of the Company provided to the Investor's counsel contains complete and correct minutes of all meetings of directors and members and all actions by written consent without a meeting by the directors and members since the date of formation and reflects all actions by the directors (and any committee of directors) and members with respect to all transactions referred to in such minutes completely and accurately in all material respects.
(dd)     Obligations of Management.  Each officer and key employee of the Company is currently devoting substantially all of his or her business time to the conduct of the business of the Company.  The Company is not aware that any officer or key employee of the Company is planning to work less than full time at the Company in the future.  No officer or key employee is currently working or, to the Company's knowledge, plans to work for a competitive enterprise, whether or not such officer or key employee is or will be compensated by such enterprise.

6. Representations and Warranties of the Investor.  The Investor represents and warrants to the Company upon the acquisition of the Class C Units as follows:
(a)     Binding Obligation.  The Investor has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement and the Transaction Documents (as set forth in Section 7(h)) constitute valid and binding obligations of the Investor, enforceable in accordance with their terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights generally and general principles of equity.
(b)     Securities Law Compliance.  The Investor has been advised that Class C Units have not been registered under the Securities Act, or any applicable securities laws and, therefore, cannot be resold unless they are registered under the Securities Act or applicable securities laws or unless an exemption from such registration requirements is available.  The Investor is aware that the Company is under no obligation to effect any such registration with respect to the Class C Units or to file for or comply with any exemption from registration.  The Investor has not been formed solely for the purpose of making this investment and is purchasing the Class C Units to be acquired by the Investor hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.  The Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing the Investor's financial condition and is able to bear the economic risk of such investment for an indefinite period of time.  The Investor is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act and shall submit to the Company such further assurances of such status as may be reasonably requested by the Company.  The Investor has furnished or made available any and all information requested by the Company or otherwise necessary to satisfy any applicable verification requirements as to accredited investor status.  Any such information is true, correct, timely and complete.  The residency of the Investor is correctly set forth beneath its name on Schedule I hereto.
(c)     Access to Information.  The Investor acknowledges that the Company has given the Investor access to the records and accounts of the Company and to all information in its possession relating to the Company, has made its officers and representatives available for interview by the Investor, and has furnished the Investor with all documents and other information required for the Investor to make an informed decision with respect to the purchase of the Class C Units.
(d)     Tax Advisors.  The Investor has reviewed with its own tax advisors the U.S. federal, state and local and non-U.S. tax consequences of this investment and the transactions contemplated by this Agreement.  With respect to such matters, the Investor relies solely on any such advisors and not on any statements or representations of the Company or any of its agents, written or oral.  The Investor understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment and the transactions contemplated by this Agreement.
(e)     No "Bad Actor" Disqualification Events.  Neither (i) the Investor, (ii) any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members, nor (iii) any beneficial owner of any of the Company's voting equity securities (in accordance with Rule 506(d) of the Securities Act) held by the Investor is subject to any Disqualification Event (as defined in Section 5(r)), except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed reasonably in advance of the Closing in writing in reasonable detail to the Company.

7. Conditions to Closing of the Investor.  The Investor's obligations at the Closing are subject to the fulfillment, on or prior to the Closing Date, of all of the following conditions, any of which may be waived in whole or in part by the Investor:
(a)     Representations and Warranties.  The representations and warranties made by the Company in Section 5 hereof shall have been true and correct when made, and shall be true and correct on the Closing Date.
(b)     Governmental Approvals and Filings.  Except for any notices required or permitted to be filed after the Closing Date with certain federal and state securities commissions, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Class C Units.
(c)     Legal Requirements.  At the Closing, the sale and issuance by the Company, and the purchase by the Investor, of the Class C Units shall be legally permitted by all laws and regulations to which the Investor or the Company are subject.
(d)     Proceedings and Documents.  All proceedings in connection with the transactions contemplated at the Closing and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Investor.
(e)     Operating Agreement. The Operating Agreement shall have been duly authorized and executed.
(f)     Strategic Supply Agreement. The Investor and the Company shall have duly executed the Strategic Supply Agreement in substantially the form attached hereto as Exhibit C.
(g)     Board of Directors. Effective upon the Closing, the Investor will designate one representative as the director that the Operating Agreement provides to be designated by the Investor, and the Company shall cause such representive from the Investor to be appointed to the Board.
(h)     Transaction Documents.  The Company shall have duly executed and delivered to the Investor the following documents (jointly, the "Transaction Documents"):
(i)   This Agreement; and
(ii)   Operating Agreement.
(i)     Company Documents.  The Company shall have delivered to the Investor each of the following:
(i)   A certificate of the Secretary of the Company, dated the Closing Date, certifying (a) that the Operating Agreement of the Company, and attached thereto, is in full force and effect and has not been amended, supplemented, revoked or repealed since the date of such certification; and (b) that attached thereto are true and correct copies of resolutions duly adopted by the Board and continuing in effect, which authorize the execution, delivery and performance by the Company of this Agreement, the issuance of the Class C Units, and the consummation of the transactions contemplated hereby and thereby; and
(ii)   A Certificate of Good Standing or comparable certificate as to the Company, certified as of a recent date prior to the Closing Date by the Secretary of State of Tennessee.

8. Conditions to Obligations of the Company.  The Company's obligation to issue and sell the Class C Units at the Closing is subject to the fulfillment, on or prior to the Closing, of the following conditions, any of which may be waived in whole or in part by the Company:
(a)     Representations and Warranties.  The representations and warranties made by the Investor in Section 6 hereof shall be true and correct when made, and shall be true and correct on the Closing Date.
(b)     Governmental Approvals and Filings.  Except for any notices required or permitted to be filed after the Closing Date with certain federal and state securities commissions, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Class C Units.
(c)     Legal Requirements.  At the Closing, the sale and issuance by the Company, and the purchase by the Investor, of the Class C Units shall be legally permitted by all laws and regulations to which the Investor or the Company are subject.
(d)     Dismissal of Litigation. The Investor shall dismiss the current pending litigation against the Company without prejudice prior to the Closing Date.
(e)     Operating Agreement. The Operating Agreement shall have been duly authorized and executed.
(f)     Strategic Supply Agreement. The Investor and the Company shall have duly executed the Strategic Supply Agreement in substantially the form attached hereto as Exhibit C.
9.     Board Representation Right. The Investor will have board representation rights as set forth in the Operating Agreement.
10.     Information Rights.
Financial Information and Inspection Rights.(i) For so long as any of the Class C Units remain outstanding or for as long as the Investor holds any equity or other debt securities of the Company, the Company will furnish the following reports to the Investor:
1)   As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, audited consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year, and audited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with GAAP consistently applied, certified by independent public accountants of recognized national standing selected by the Company.
2)   Within ten (10) Business Days after the first day of each fiscal quarter, sales journals, revenue and inventory reports, accounts receivable aging reports and such other financial information as the Investor may reasonably request.
3)   Within thirty (30) days after the end of each month or ten (10) Business Days in the case of the months of March, June, September and December, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such monthly period, unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period, commencing with the financial statements for any period ending on after March 31, 2017, prepared in accordance with GAAP consistently applied, subject to changes resulting from normal year-end audit adjustments, certified by the Chief Executive Officer, President, Chief Financial Officer or Controller of the Company.

4)   Within seven (7) Business Days of approval by the Company's Board, annual operating budget (including income statements, balance sheets and cash flow statements, by month) and projections for the current fiscal year of the Company, and (ii) to the extent prepared by the Company, quarterly projections and an updated operating budget, together with any related business forecasts used in the preparation of such quarterly financial projections.
(b)     Confidentiality.  Anything in this Agreement to the contrary notwithstanding, the Investor shall not have access to any trade secrets or classified information of the Company by reason of this Agreement.  The Investor acknowledges that the information received by it pursuant to this Agreement may be confidential and for its use only, and it will not use such confidential information in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally or the Investor is required to disclose such information by a governmental authority.
(c)     Termination of Information Rights.  The covenants set forth in this Section 10(a) shall terminate and be of no further force and effect:
(i)   after the closing of the Company's Initial Public Offering; provided the aggregate net proceeds of such Initial Public Offering to the Company (before deductions of underwriters' commissions and expenses) equals or exceeds $50,000,000; or
(ii) e  ffective immediately as of the date that the Investor is no longer bound by any of the covenants set forth in Section 7.9 of the Operating Agreement pursuant to subpart (iii) or (iv) of the final paragraph of Section 7.9(f) of the Operating Agreement, provided, however, that the covenants set forth in Section 10(a)(1) will remain in effect and Investor shall continue to be entitled to receive other financial information from the Company reasonably requested by Investor in order for Investor to prepare financial statements in accordance with GAAP or otherwise to be compliant with securities laws and regulations.
11. Right of Participation.
(a)     Right of Participation.  For so long as any of the Class C Units remain outstanding or for as long as the Investor holds any equity or other debt securities of the Company, the Investor shall have the right of participation to purchase its pro rata share of New Securities (as defined in this Section 11(a)(i)) which the Company may, from time to time, propose to sell and issue after the date of this Agreement.  The Investor's pro rata share, for purposes of this right of participation, is equal to the membership interest percentage owned by the Investor immediately prior to the issuance of New Securities (assuming full conversion or exercise of all outstanding convertible securities, rights, options and warrants held by the Investor).  This right of participation shall be subject to the following provisions:
(i)   "New Securities" shall mean any Non-incentive Units of the Company whether now authorized or not, and rights, convertible securities, options or warrants to purchase such Non-incentive Units, and securities of any type whatsoever that are, or may become, exercisable or convertible into Non-incentive Units; provided that the term "New Securities" does not include:
1)   securities issued or issuable to officers, employees, directors, consultants, placement agents, and other service providers of the Company (or any subsidiary) pursuant to option plans, purchase plans, agreements or other employee incentive programs or arrangements approved by the Board;

2)   securities issued pursuant to the conversion or exercise of any outstanding convertible or exercisable securities as of this date of this Agreement;
3) s  ecurities issued or issuable as a dividend or distribution on Incentive Units or Non-incentive Units of the Company;
4)   securities offered pursuant to a bona fide, firmly underwritten public offering pursuant to a registration statement filed under the Securities Act or other applicable securities laws of a jurisdiction other than the United States of America;
5)   any right, option or warrant to acquire any security convertible into the securities excluded from the definition of New Securities pursuant to subsections (1) through (5) above.
6)   up to 5,458 other securities not issued for financing purposes (as adjusted for combinations, splits, recapitalizations and other similar actions with respect to the outstanding securities of the Company).
(b)     Notices.  In the event the Company proposes to undertake an issuance of New Securities, it shall give the Investor written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same.  The Investor shall have twenty (20) days after any such notice is mailed or delivered to agree to purchase its pro rata share of such New Securities by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.
(c)     Procedures.  In the event the Investor fails to exercise fully the right of participation within said ten (10) day period (the "Election Period"), the Company shall have ninety (90) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within ninety (90) days from the date of said agreement) to sell that portion of the New Securities with respect to which the Investor's right of participation option set forth in this Section 11 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company's notice to the Investor delivered pursuant to Section 11(b).  In the event the Company has not sold within such ninety (90) day period following the Election Period, or such ninety (90) day period following the date of said agreement, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Investor in the manner provided in this Section 11.
(d)     Termination.  The right of participation granted under this Section 11 shall expire upon, and shall not be applicable to, the Company's Initial Public Offering.
12. Pari Passu Anti-Dilution Right. In the event any of the other Non-incentive Units of the Company are provided with any anti-dilution adjustments in connection with the issuance of additional securities of the Company, including, without limitation, in connection with Unit splits, distributions, the issuance of additional securities of the Company at a valuation that is less than the valuation at which the Investor purchases the Class C Units and other similar events, the Company shall provide substantially equivalent rights to the Investor with respect to the Class C Units (with appropriate adjustment for economic terms or other contractual rights), subject to the Investor's execution of any documentation executed by the holders of such other Non-incentive Units in connection with the grant of the anti-dilution adjustments.

13. Miscellaneous.
(a)     Waivers and Amendments.  Any provision of this Agreement may be amended, waived or modified only upon the written consent of the Company and the Investor.
(b)     Governing Law.  This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without regard to the conflicts of law provisions of the State of Tennessee or of any other state.
(c)     Survival.  The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.
(d)     Successors and Assigns.  Subject to the restrictions on transfer described in Section 13(e) below, the rights and obligations of the Company and the Investor shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.
(e)     Assignment by the Company.  The rights or obligations hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Investor.
(f)     Entire Agreement.  This Agreement together with the other Transaction Documents constitute and contain the entire agreement among the Company and the Investor and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.
(g)     Notices.  All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall in writing and faxed, mailed or delivered to each party as follows: (i) if to the Investor, at the Investor's address or facsimile number set forth in the Schedule of the Investors attached as Schedule I, or at such other address as the Investor shall have furnished the Company in writing, or (ii) if to the Company, at 701 Broadway Avenue, Nashville, Tennessee 37203, telephone: (615) 933-3369, fax: (615) 933-3384, or at such other address or facsimile number as the Company shall have furnished to the Investor in writing.  All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.
(h)     Expenses.  Except as otherwise expressly set forth in this Agreement, regardless of whether the transactions contemplated in this Agreement are consummated, each party shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated in this Agreement, including legal, accounting and financial advisory fees and expenses.
(i)     Severability of this Agreement.  If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
(j)     Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.  Facsimile and other electronic copies of signed signature pages will be deemed binding originals.

 (Signature Page Follows)

The parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

COMPANY:

SMILEDIRECTCLUB, LLC
a Tennessee limited liability company

By: /s/ L. Douglas Hudson
Name: L. Douglas Hudson
Title: CEO

INVESTOR:

ALIGN TECHNOLOGY, INC.
a Delaware company

By: /s/ Joseph Hogan
Name: Joseph M. Hogan
Title: President & Chief Executive Officers

[Signature page for Class C Non-incentive Unit Purchase Agreement]

SCHEDULE I
SCHEDULE OF INVESTORS

Name and Address	Number of Class C Non-Incentive Units
Align Technology, Inc. Address for all notices: 2560 Orchard Parkway San Jose, CA 95050 Attn: Roger E. George, VP Corporate and Legal Affairs and General Counsel Tel.:(408) 470 - 1000 Fax:(408) 470-1024	18,557